SHF ACQUISITION CORPORATION
                          4600 Northgate Boulevard #130
                              Sacramento, CA 95834



Phone: 916-929-2295                                       Fax: 916-929-2178

                                                          May 7, 1999


Mr. Mike Adams
Adams Grain Company, Inc.
P. O. Box 799
Arbuckle, CA 95712

Dear Mike:

The following terms and conditions will govern the storage agreement between Adams Grain Co., Inc. (AGCo) and S.H.F. Acquisition Corporation (SHF).

1. SHF agrees to provide storage at its facility located at 46735 County Road 32B, Davis California. The facility consists of two buildings, each sized to store approximately 350,000 cwt. of wheat, safflower or other grains. Adams will be the sole tenant of the easternmost of these buildings during this storage contract. The contract period will be from June, 1999 through May 31, 2002. This contract will be reviewed each May with an option to extend the contract an additional year if agreed by both SHF and AGCo.

2. AGCo will fill the building to capacity (as determined by SHF) at least once per year (June through May). AGCo will pay SHF as follows: A) Wheat
        - $0.125/cwt. receiving (as harvested - May through July), $0.125/cwt. shipping (when loaded out), and $0.05/cwt. storage per month in September and October, B) Safflower - $0.175/cwt. receiving, and $0.175 shipping (when loaded out).

3. SHF will bill AGCo on the last day of each month for all receiving and shipping charges incurred that month. AGCo will reconcile the bill and pay within 20 days.

4. SHF's receiving house will coincide with AGCo's 102 facility harvest receiving hours until the building is filled. Otherwise, SHF's receiving/shipping hours will be 7AM to 3PM, Monday through Friday, excepting holidays.

5. AGCo will deliver no more than 40 trucks of grain per day unless other arrangements are made with SHF. AGCo will grade all trucks prior to delivery and provide SHF with the grade. SHF will not dump any grain without an AGCo grade.

6. SHF is responsible for maintaining quality of grain stored. SHF will retain a sample of grain from every truck shipped from their facility for AGCo. Grain needing fumigation will be done at AGCo's recommendation and expense. SHF will convert tunnels from screens to perforated metal at SHF's expense, as required, for wheat storage.

7. AGCo may inspect their grain stocks at any time during the storage period. AGCo will absorb 1 percent loss or gain on grain storage. SHF agrees that any loss or gain greater than 1 percent will be for their account. SHF will provide daily scale weights and monthly inventory statements to AGCo.

8. In the event that SHF sells the building to a third party during the term of this Agreement, AGCo will fulfill the obligations for the current harvest year and reserves the right to retain or void the remaining years of the Agreement.

9. This Agreement replaces and supersedes that certain letter agreement dated May 28, 1998 between SHF Acquisition Corp. and Adams Grain Co. relating to the storage and drying of grains at SHF's facility located at 46735 County Road 32B, Davis California, except as the May 28, 1998 letter agreement pertains to corn stored at the SHF facility as of the date of this agreement. With respect to that corn, the May 28, 1998 letter pertains.

10. AGCo acknowledges that it owns certain corn stored at SHF's facility (in the westernmost building) as of the date of this agreement. AGCo agrees that it will cause the corn to be shipped from the building by August 15, 1999.

Please sign and return the enclosed copy of this letter for confirmation of this agreement.

                                                   Very truly,

                                             /s/   BRENT BOWEN
                                                   --------------
                                                   Brent Bowen

                                                   SHF Acquisition Corporation
                                                   Brent Bowen, vice president


/s/ MIKE ADAMS
    ------------
    Mike Adams
    Adams Grain Company, Inc.